EXHIBIT 99.1

NEWS RELEASE www.agcocorp.com
For Immediate Release
CONTACT:
Greg Peterson
Director, Investor Relations
(770) 232-8229
greg.peterson@agcocorp.com
AGCO APPOINTS DANIEL C. USTIAN TO BOARD OF DIRECTORS
Ustian Brings Extensive Industrial Manufacturing Experience
DULUTH, GA — March 17, 2011— AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, announced today the election of Daniel C. Ustian, Navistar International Corporation’s Chairman, President and CEO, to its Board of Directors effective immediately.
     “Dan’s extensive leadership experience in the capital goods industry brings a fresh, external perspective to the Board,” said Martin Richenhagen, Chairman, President and CEO of AGCO Corporation. “The addition of his global, machinery manufacturing experience to the collective knowledge of our Board better positions AGCO for the opportunities facing our industry.”
     The distinguished career of Mr. Ustian has spanned more than 38 years with Navistar. Before being named CEO, he served as president and chief operating officer starting in 2002, overseeing the company’s truck and engine businesses. He served as president of Navistar’s engine group from 1999 to 2002 and group vice president and general manager of engine and foundry from 1990 to 1999.
     Mr. Ustian will replace Curtis Moll who will be retiring from the AGCO Board of Directors at the upcoming annual meeting of shareholders. In addition, Herman Cain retired from the Board of Directors effective March 17, 2011. A replacement for Mr. Cain will be named at a later date. “Curt and Herman have both played a major role in the growth and success of AGCO during their years of service on the Board. I want to thank them for their valuable contributions to AGCO,” Mr. Richenhagen continued.
• CHALLENGER • FENDT • MASSEY FERGUSON • VALTRA

ABOUT AGCO
AGCO, Your Agriculture Company (NYSE: AGCO), was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage, tillage equipment, implements and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through more than 2,700 independent dealers and distributors, in more than 140 countries worldwide. AGCO provides retail financing through AGCO Finance. AGCO is headquartered in Duluth, Georgia, USA. In 2010, AGCO had net sales of $6.9 billion. Please visit our website at www.AGCOcorp.com.
AGCO • CHALLENGER • FENDT • GLEANER • HESSTON • MASSEY FERGUSON • ROGATOR
SPRA-COUPE • SUNFLOWER • TERRAGATOR • VALTRA • WHITE PLANTERS